UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2012

The Sherwin-Williams Company

(Exact Name of Registrant as Specified in Charter)

Ohio	1-04851	34-0526850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 West Prospect Avenue Cleveland, Ohio		44115
(Address of Principal Executive Offices)		(Zip Code)

(216) 566-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 29, 2012, Sherwin-Williams Canada Inc. (“SW Canada”), a wholly-owned subsidiary of The Sherwin-Williams Company (“Sherwin-Williams”), entered into a CAD 75 million Credit Agreement (the “Canadian Credit Agreement”) by and among SW Canada, as borrower, Sherwin-Williams, as guarantor, the lenders party thereto, KeyBank National Association, as joint lead arranger, sole bookrunner and administrative agent, and PNC Bank, National Association, as joint lead arranger and syndication agent. The proceeds of borrowings under the Canadian Credit Agreement are to be used for general corporate purposes, including refinancing indebtedness and for acquisitions.

The Canadian Credit Agreement provides for a CAD 75 million five-year revolving credit facility. SW Canada may request the lenders to extend the maturity date of the facility for two additional periods of one year each. SW Canada may increase the size of the facility, subject to the discretion of each lender to participate in such increase or new commitments from additional financial institutions, up to an aggregate amount not to exceed CAD 125 million.

The Canadian Credit Agreement contains representations, warranties, covenants and events of default substantially similar to those contained in Sherwin-Williams’ existing five-year $1.05 billion Credit Agreement, dated as of July 8, 2011, with a syndicate of lenders, including Bank of America, N.A., as administrative agent, Wells Fargo Bank, N.A., as syndication agent, and JPMorgan Chase Bank, N.A. and Citibank, N.A., as co-documentation agents.

The Canadian Credit Agreement replaces SW Canada’s existing three-year $75 million Credit Agreement, dated as of July 19, 2010, (the “Prior Canadian Credit Agreement”) by and among SW Canada, as borrower, Sherwin-Williams, as guarantor, the lenders party thereto, KeyBank National Association, as joint lead arranger, sole bookrunner and administrative agent, and PNC Capital Markets, LLC, as joint lead arranger and syndication agent. The Prior Credit Agreement was terminated effective June 29, 2012 and was scheduled to expire on July 18, 2013.

Certain of the lenders, as well as certain of their respective affiliates, have performed and may in the future perform for Sherwin-Williams and its subsidiaries various commercial banking, investment banking, underwriting, trust services, financial advisory and other financial services, for which they have received and may in the future receive customary fees and expenses.

The foregoing description of the Canadian Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Canadian Credit Agreement, which is filed as an exhibit to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

Effective June 29, 2012, the Prior Canadian Credit Agreement was terminated, and such facility had no outstanding borrowings at the time of its termination.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information described in Item 1.01 above relating to the Canadian Credit Agreement is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is filed with this report:

Exhibit No.	Exhibit Description

4	Credit Agreement, dated as of June 29, 2012, among Sherwin-Williams Canada Inc., as borrower, The Sherwin-Williams Company, as guarantor, the lenders party thereto, KeyBank National Association, as joint lead arranger, sole bookrunner and administrative agent, and PNC Bank, National Association, as joint lead arranger and syndication agent (filed herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SHERWIN-WILLIAMS COMPANY

July 6, 2012	By:	/s/ L.E. Stellato
L.E. Stellato
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit Description

4	Credit Agreement, dated as of June 29, 2012, among Sherwin-Williams Canada Inc., as borrower, The Sherwin-Williams Company, as guarantor, the lenders party thereto, KeyBank National Association, as joint lead arranger, sole bookrunner and administrative agent, and PNC Bank National Association, as joint lead arranger and syndication agent (filed herewith).

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